Exhibit 99.1

Majority Voting Policy

The Board of Directors (the “Board”) of BJ’s Restaurants, Inc., a California corporation (the “Company”) has adopted the following policy with respect to the election of directors:

1. In any uncontested election of directors (i.e., those where the number of nominees is the same as the number of directors to be elected) held at an annual meeting of shareholders at which a quorum is present, each incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election shall tender his or her resignation within fifteen (15) days of the Company’s receipt of certified voting results pertaining to the election. For these purposes “abstentions” or “broker non-votes” will not count as votes cast with respect to that director.

2. If the number of nominees for any election of directors nominated by (i) the Board, (ii) any shareholder, or (iii) a combination of nominees by the Board and any shareholder, exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present will be elected.

3. The Board, within ninety (90) days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Governance and Nominating Committee. Consideration of resignations shall exclude the director(s) in question; provided, however, if such exclusion results in less than two directors remaining, then all directors may participate in the decision whether to accept such resignations. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the Company, the overall composition of the Board and whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation, including Nasdaq listing standards.

4. The Board promptly will disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the Securities and Exchange Commission.

5. Unless otherwise determined by the Board, any accepted resignation shall be effective when such director’s successor is elected and qualified or upon such director’s earlier resignation or removal.

6. The Board may implement such policies and procedures to effect this Majority Voting Policy as it deems appropriate, including requiring that director nominees in uncontested elections submit an irrevocable letter of resignation, contingent on (i) that person not receiving more votes “for” than “against” at the applicable annual meeting of shareholders, and (ii) acceptance of that resignation by the Board.

7. This Majority Voting Policy constitutes a general policy of the Board with respect to uncontested director elections and shall not constitute or be deemed an amendment or modification of the Bylaws of the Company that would be subject to Section 708.5 of the California Corporations Code.